Exhibit 99. 1

GOLDLAND HOLDINGS CO. (GHDC) Receives FINRA Approval on Name Change to BRAVO MULTINATIONAL INCORPORATED, New Symbol BRVO

Toronto, Ontario- April 6 2016- Goldland Holding Co. (OTCPINK: GHDC) announces that on April 7, 2016 at 9:30 AM ET, the Corporation will trade under its new name Bravo Multinational Incorporated, its new stock symbol BRVO (OTCPINK:BRVO), and its CUSIP number is 10568F109.

The Company’s management is proud to hold this new Company flag (BRVO) as a symbol that represents the true goals, commitments, and directives which have been mapped out over the past several months. Except for unforeseen timing issues, the mandates set in-play have shaped into a solid foundation on which to grow this company to new heights.

Please be patient if this FINRA "Corporate Action" is not updated immediately on certain web quote mediums. Some stock quote websites can take a few days to update their servers to recognize the symbol, BRVO.

All shareholders will receive a Company letter outlining the current changes and the effects it may have on some shareholders.  Shareholders holding shares in broker accounts will not be affected as this process is handled internally. Instructions to all shareholders that possess shares in “CERTIFICATE” form are outlined within this letter, stating that these certificates must be surrendered to the Company for verification of proper issuance as per current stringent standards of brokers and clearing houses.  When submitting certificates for conversion, holders MUST provide to the Company ALL documentation which verifies to management significant proof of legal ownership and proper issuance, including but not limited to all contracts, and other official documentation. Upon proper verification, new issuances will be made.

The Company can not provide any supporting documentation on existing outstanding certificates.

Currently there are approximately 167,000,000 shares that are in certificate form. Of those, there are approximately 100,000,000 shares that are under administrative “Stop Transfer Orders.”

In the very near term, BRVO will make an application to OTCMARKETS.COM to uplift to the OTCQB trading platform.

A new website is under development, and other corporate information will be forthcoming when available.

For further information about Bravo Multinational Incorporated contact, Kara Craig, YES INTERNATIONAL, 757-306-6090, and yes@yesinternational.com.

About Bravo Multinational Incorporated:

Bravo Multinational Incorporated (OTCPINK: BRVO) is a diversified Company, holding casino equipment in South America and gold / silver mining properties in North America. BRVO's growth strategy, driven by mergers, acquisitions, and new ventures should result in multi-divisional, financially viable and profitable wholly-owned subsidiaries.

Bravo Multinational Incorporated cautions that the statements made in this press release and other forward looking statements made on behalf of the Company may be affected by such other factors including, but not limited to, vagaries of trade, market competition and other risks detailed herein and from time to time in the U.S. Securities and Exchange Commission filings of the Company.